Exhibit 99.1

BJ’s Wholesale Club                     News

BJ’s Wholesale Club, Inc	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES:

RAISES EARNINGS GUIDANCE FOR FOURTH QUARTER

February 5, 2004, Natick, MA—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for January 2004 increased by 14.4% to $475.8 million from $415.9 million in January 2003. Comparable club sales increased by 8.8% for the month of January with a contribution from gasoline sales of approximately 1%. In January 2003, the Company reported comparable club sales of 5.6% including a contribution from sales of gasoline of 3.8%.

For the fourth quarter of 2003, sales rose by 12.6% to $1.9 billion, and comparable club sales increased by 7.5%, including a contribution from gasoline sales of approximately 1%. For the full year, sales increased by 14.9% to $6.6 billion, and comparable club sales increased by 7.8%, including a contribution from sales of gasoline of approximately 3%.

Citing January sales that were somewhat stronger than planned, the Company announced that it expects earnings for the fourth quarter of 2003 to be slightly above the high end of its previously announced range of $.62 to $.64 per diluted share.

Commenting on January sales results, BJ’s president and chief executive officer, Mike Wedge said, “On a comparable club basis, food sales increased by approximately 10% for the fifth consecutive month. Sales of beverages, deli, meat and prepared foods were particularly strong. Comparable club sales of general merchandise increased by approximately 5%.”

Sales Results for January

($ in thousands)

Four Weeks Ended		% Change
January 31, 2004	February 1, 2003	Net Sales	Comp. Sales
$475,781	$415,940	14.4%	8.8%

Fifty-two Weeks Ended		% Change
January 31, 2004	February 1, 2003	Net Sales	Comp. Sales
$6,584,797	$5,728,954	14.9%	7.8%

The Company provided the following additional information regarding January sales:

On a comparable club basis, sales increased in all major markets, with a double-digit increase in the Southeast region. Comparable club sales increases were in the 6% to 7% range for the first three weeks of the month and rose to the mid-teens in week four. The strong results in week four were due in part to higher Super Bowl related sales this year, which the Company attributed to the fact that both contestants hailed from BJ’s markets.

Excluding sales of gasoline, the average transaction amount for the month of January rose by approximately 3% and traffic increased by approximately 4%.

-More-

For the month of January, categories with strong sales increases included deli, health & beauty aids, household chemicals, meat, prepared foods, paper products, produce, soda and water, toys and TVs. Weaker categories included audio, cigarettes, giftware, office supplies, small appliances and video game hardware.

For the fourth quarter, on a comparable club basis, food sales increased by 9.9% and general merchandise sales increased by 2.4%. For the full year ended January 31, 2004, on a comparable club basis, food sales increased by 6.5% and general merchandise sales increased by 1.9%.

Forward Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, the factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 1, 2003 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 150 clubs and 78 gas stations compared with 140 clubs and 68 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call for Fourth Quarter and Year-End Financial Results

BJ’s plans to announce financial results for the fourth quarter and year ended January 31, 2004, as well as sales results for the month of February 2004, on Tuesday, March 2, 2004 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on Tuesday, March 2, 2004, BJ’s management plans to hold a conference call to discuss the fourth quarter and fiscal year financial results and the outlook for the year ending January 2005. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

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Contact: Cathy Maloney VP, Manager of Investor Relations 508.651.6650 cmaloney@bjs.com